                                                                   EXHIBIT 10.65


November 10, 1997


Fletcher Pacific Construction Co., Ltd.
707 Richards Street, Suite 400
Honolulu, Hawaii 96813

Attention:  Mr. Denny Watts

Re:   Construction Contract for Kaimana (the Contract)

Gentlemen,

In response to the concerns raised in your letter of September 12, 1997, we have arrived at understandings which we believe are satisfactory to both C. Brewer Homes, Inc., and Fletcher Pacific Construction Company, Ltd. The following describes these understandings which facilitate the termination of the Contract. The items are numbered to concur with your letter of September 12, 1997.

1. It has been agreed that the Contract shall terminate on November 19, 1997. The monthly General Conditions rate of $30,061.50 divided by the thirty days in November equals a daily rate of $1,002.05. Therefore, the General Conditions for November total $19,038.95, which will be reflected in the Application for Final Payment as set forth in Paragraph 9.10 of the AIA General Conditions.

2. Repairs to damaged improvements are under way. Fletcher Pacific agrees to complete the repairs by November 19, 1997.

3. Satisfactory arrangements for the yard and trailers have been agreed to. C. Brewer Homes will take over the yard and Fletcher Pacific will remove the trailers and storage bins on or before November 19, 1997.

4. The Stored Materials Account and remaining material inventory have been reconciled.

5. Fletcher Pacific agrees to complete punchlist work items by November 19, 1997.

6. Fletcher Pacific agrees to remain responsible for warranty work required for those units constructed by Fletcher Pacific.

7. Restoration of areas for staging, equipment and material storage, cleaning of courtyards and drains of all construction debris, removal and disposal of any soil polluted with hazardous materials, such as motor oil, hydraulic fluid, and other chemicals is under way and will be completed by November 19, 1997.

8. Halemalu is independent of this Contract and shall be dealt with outside of this Contract.

9. To facilitate the termination of the Contract, both C. Brewer Homes and Fletcher Pacific agree that no additional funding of the Lot Preparation Escrow Account will be made by either party. The Lot Preparation Escrow Account has been closed. C. Brewer Homes and Fletcher Pacific further agree that each will not seek reimbursement of the monies deposited from the other party. C. Brewer Homes and Fletcher Pacific further agree that the foregoing agreements and the closing of the Soil Preparation Escrow Account shall not be construed as acceptance by either party of responsibility for soil preparation. As such, both parties shall continue to reserve their rights in regards to this issue.

10. The anticipated final amount due under the Contract is indicated on the accompanying Final Contract Amount Summary dated 11/14/97. This amount is subject to minor corrections arising out of the final reconciliation of accounts, but otherwise subject to change only as a result of any change orders executed in connection with changes made after November 1, 1997 to the eight homes currently under construction. On payment of said sum, no further sums will be due Fletcher Pacific from C. Brewer Homes under or in connection with the Contract.

Therefore, except for other payment, performance and warranty obligations which, by their nature, survive termination, the Contract is terminated as of November 19, 1997.

I have enjoyed working with you during the last few months and I appreciate your help in turning over the operations from Fletcher Pacific to C. Brewer Homes. Please call me with any questions or comments regarding the items contained in this letter.

Sincerely,

/s/ SETH A. BAKES
--------------------------------
Seth A. Bakes
President and CEO


Approved and Accepted

Fletcher Pacific Construction Company, Ltd.


By: /s/ DENNY WATTS
   -----------------------------

Its:    President
    ----------------------------

FLETCHER PACIFIC CONSTRUCTION CO., LTD.
KAIMANA @ KEHALANI                                                       11/4/97

                         FINAL CONTRACT AMOUNT SUMMARY


1.  Final billing for 103 homes completed including lot options   $12,737,588.69

2.  Paid To-date (Thru Progress Billing No. 28 - September 1997)  $12,182,845.83

3.  October 1997 Progress Billing (Due at the end of November)    $   386,118.65

4.  Projected November 1997 Billing                               $   115,644.43

5.  Final Billing for Retention                                   $    52,979.78